Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated March 4, 2024 To the Product Prospectus Supplement ERN-EI-1, the Prospectus Supplement and the Prospectus, each Dated December 20, 2023	$500,000 Buffered Enhanced Return Notes Linked to a Basket of Equity Indices, Due March 9, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Buffered Enhanced Return Notes (the “Notes”) linked to the performance of a basket (the “Basket”) consisting of four indices (each, a “Basket Component”).
Basket Component	Component Weight	Initial Level(1)
EURO STOXX 50® Index (“SX5E”)	38%	4,912.92
TOPIX® (“TPX”)	34%	2,706.28
FTSE® 100 Index (“UKX”)	16%	7,640.33
Swiss Market Index (“SMI”)	12%	11,477.80
(1) The Initial Level of each Basket Component was its closing level on the Trade Date.
•	If the Final Basket Level is greater than the Initial Basket Level, the Notes will pay at maturity a return equal to 160.70% of the Percentage Change of the Basket.
•
If the Final Basket Level is less than or equal to the Initial Basket Level, but is greater than or equal to the Buffer Level of 90% of the Initial Basket Level, then the investor will receive the principal amount of the Notes.

•
If the Final Basket Level is less than the Buffer Level, investors will lose 1% of the principal amount for each 1% that the Final Basket Level has decreased by more than 10% from the Initial Basket Level.

•	All payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: March 7, 2024
Maturity Date: March 9, 2026
CUSIP: 78017FKA0
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$500,000
Underwriting discounts and commissions(1)	1.75%	$8,750
Proceeds to Royal Bank of Canada	98.25%	$491,250
(1) We or one of our affiliates may pay varying selling concessions of up to $17.50 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $982.50 and $1,000 per $1,000 in principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $977.87 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This pricing supplement relates to an offering of Buffered Enhanced Return Notes (the “Notes”) linked to the performance of a basket consisting of four equity indices (the “Basket”).
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Assets:
The Notes are linked to the value of a basket (the “Basket”) of four equity indices (each, a “Basket Component,” collectively, the “Basket Components”). The Basket Components and their respective Component Weights are indicated in the table on the cover page of this document.

Denominations:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	March 4, 2024
Issue Date:	March 7, 2024
Valuation Date:	March 4, 2026
Maturity Date:	March 9, 2026
Payment at Maturity (if held to maturity):
If the Final Basket Level is greater than the Initial Basket Level (that is, the Percentage Change is positive), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + [$1,000 x (Percentage Change x Participation Rate)]
If the Final Basket Level is less than or equal to the Initial Basket Level, but is greater than or equal to the Buffer Level (that is, the Percentage Change is between 0% and -10.00%), the investor will receive the principal amount.
If the Final Basket Level is less than the Buffer Level (that is, the Percentage Change is less than    -10%), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + [$1,000 x (Percentage Change + the Buffer Percentage)]
In this case, you will lose some or a substantial portion of the principal amount.

Initial Basket Level:	The Initial Basket Level was set to 100 on the Trade Date.
Buffer Percentage:	10%
Buffer Level:	The Buffer Level was set to 90 on the Trade Date.

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Final Basket Level:
The Final Basket Level will be calculated as follows:
100 × [1 + (the sum of, for each Basket Component, the Basket Component return multiplied by its Component Weight)]
Each of the Basket Component returns set forth above refers to the percentage change from the applicable Initial Level to the applicable Final Level, calculated as follows:

Final Level – Initial Level
Initial Level
Percentage Change:	The Percentage Change of the Basket, expressed as a percentage and rounded to two decimal places, will be equal to:
Final Basket Level – Initial Basket Level
Initial Basket Level
Participation Rate:	160.70%
Initial Level:	With respect to each Basket Component, its closing level on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	With respect to each Basket Component, its closing level on the Valuation Date.
Principal at Risk:	The Notes are NOT principal protected. You could lose some or a substantial portion of your principal amount at maturity if the Final Basket Level is less than the Buffer Level.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be substantially less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

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Buffered Enhanced Return Notes Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-EI-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058558/ef20016910_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

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Buffered Enhanced Return Notes Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the hypothetical Payment at Maturity for a hypothetical range of performance for the Basket, assuming the following terms:
Initial Basket Level:	100.00
Buffer Level:	90.00, which is 90.00% of the Initial Basket Level
Participation Rate:	160.70%
Principal Amount:	$1,000 per Note
Hypothetical Final Basket Levels are shown in the first column on the left. The second column shows the Payment at Maturity, as a percentage of the principal amount, for a range of Final Basket Levels. The third column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Final Basket Level	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
150.00	180.350%	$1,803.50
140.00	164.280%	$1,642.80
130.00	148.210%	$1,482.10
120.00	132.140%	$1,321.40
110.00	116.070%	$1,160.70
105.00	108.035%	$1,080.35
102.00	103.214%	$1,032.14
100.00	100.000%	$1,000.00
95.00	100.000%	$1,000.00
90.00	100.000%	$1,000.00
80.00	90.000%	$900.00
70.00	80.000%	$800.00
60.00	70.000%	$700.00
50.00	60.000%	$600.00
40.00	50.000%	$500.00
30.00	40.000%	$400.00
20.00	30.000%	$300.00
10.00	20.000%	$200.00
0.00	10.000%	$100.00

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Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	2%
	Payment at Maturity:	$1,000 + [$1,000 x (2% x 160.70%)] = $1,000 + $32.14 = $1,032.14
	On a $1,000 investment, a Percentage Change of 2% results in a Payment at Maturity of $1,032.14, a return of 3.214% on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative, but the Final Basket Level is greater than the Buffer Level.
	Percentage Change:	-5%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a Percentage Change of -5% results in a Payment at Maturity of $1,000, a return of 0% on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative, and the Final Basket Level is less than the Buffer Level.
	Percentage Change:	-35%
	Payment at Maturity:	$1,000 + [$1,000 x (-35% + 10%)] = $1,000 - $250 = $750
	On a $1,000 investment, a Percentage Change of -35% results in a Payment at Maturity of $750, a return of -25% on the Notes.

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Buffered Enhanced Return Notes Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the securities included in any Basket Component. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose Some or a Significant Portion of the Principal Amount at Maturity – Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the level of the Basket between the Trade Date and the Valuation Date of more than 10%. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Basket Level is less than the Buffer Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the Maturity Date is dependent upon our ability to repay our obligations at that time. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
Changes in the Level of One Basket Component May Be Offset by Changes in the Levels of the Other Basket Components – A change in the level of one Basket Component may not correlate with changes in the levels of the other Basket Components. The level of one Basket Component may increase, while the levels of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of the other Basket Components. Because of their larger weights in the Basket, any decreases in the levels of the SX5E and the TPX will have a greater adverse impact on the payments on the Notes as compared to similar decreases in the values of the other Basket Components.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Basket, the borrowing rate we

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pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of a Basket Component, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Basket Components, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the level of each Basket Component, and therefore, the market value of the Notes.

Risks Relating to the Basket Components
•
An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets— Because foreign companies or foreign equity securities included in the Basket Components are publicly traded in the applicable foreign countries and are traded in currencies other than U.S. dollars, an investment in the Notes involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed

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by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
•
The Notes Will Not Be Adjusted for Changes in Exchange Rates— Although the equity securities composing the Basket Components are traded principally in non-U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and these currencies. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of these indices, and therefore the Notes. The amount we pay in respect of your Notes on the maturity date will be determined solely in accordance with the procedures described in this document.

•
You Will Not Have Any Rights to the Securities Included in the Basket Components – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in a Basket Component would have. The Final Levels of the Basket Components will not reflect any dividends paid on the securities included in the Basket Components; accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Payment at Maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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INFORMATION REGARDING THE BASKET COMPONENTS
All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources prepared by the sponsors of the Basket Components. Such information reflects the policies of, and is subject to change by the sponsor. The sponsors have no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of an index sponsor discontinuing publication of a Basket Component are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.
EURO STOXX 50® Index (“SX5E”)
The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks that is calculated in euros. The 50 stocks included in the SX5E trade in euros and are allocated, generally based on their country of incorporation and primary listing of the security, to one of the following Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Companies allocated to a Eurozone country but not traded in euros are not eligible for inclusion in the SX5E. The SX5E was created by STOXX Limited, a part of Deutsche Börse Group. The SX5E was first published on February 26, 1998, with a base value of 1,000 as of December 31, 1991. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The 20 supersectors from which stocks are selected for the SX5E are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.
The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. For each of the 20 EURO STOXX Supersector indices, eligible stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All stocks currently included in the SX5E are added to the selection list. All the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.
Component changes are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review. The free-float factor reduces the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the index calculation.
Components are capped at a maximum weight of 10% quarterly.

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Ongoing Maintenance
The selection list for the SX5E is updated on a monthly basis and is used to determine replacements for any stock deleted from the SX5E due to corporate actions. The selection list is determined based on data as of the last trading day of the previous month. Updates to free-float data applicable to selection lists are published on a quarterly basis in March, June, September and December.
Corporate actions (including mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
A deleted stock is replaced immediately to maintain the fixed number of 50 stocks. The replacement is based on the latest selection list that is updated monthly.
In case of merger and acquisition where a component stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the SX5E in between the regular review dates but is still a component of the STOXX Regional TMI Index, then this stock will remain in the SX5E until the next regular review.
The component stocks of the SX5E are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month.
The component stocks of the SX5E are also subject to a “fast entry” rule. All stocks on the latest selection list and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.
In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The spin-off replaces the lowest ranked stock as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the index, and so on.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes. STOXX does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;

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•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

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The TOPIX (“TPX”)
TOPIX, also known as the Tokyo Stock Price Index:
•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on July 1, 1969 with a base level of 100 as of January 4, 1968; and
•	is sponsored, calculated published and disseminated by JPX Market Innovation & Research, Inc., which we refer to as JPXI.
TOPIX is a free-float adjusted market capitalization weighted index comprised of domestic common stocks listed on the Tokyo Stock Exchange (TSE) covering an extensive portion of the Japanese stock market. On April 4, 2022, JPXI began revisions to TOPIX in conjunction with the restructuring of the TSE into three new market segments: Prime Market (companies which center their business on constructive dialogue with global investors), Standard Market (companies with sufficient liquidity and governance levels to be investment instruments) and Growth Market (companies with high growth potential). Revisions to TOPIX are being carried out in stages from October 2022 to January 2025. Prior to April 4, 2022, TOPIX was comprised of all domestic common stocks listed on the First Section of the TSE. At that time, domestic stocks admitted to the TSE were assigned either to the TSE First Section, TSE Second Section, TSE Mothers, or JASDAQ (Standard and Growth). Additional information about TOPIX (including the top ten constituent stocks and weights and sector weights) is available on the following website: https://www.jpx.co.jp/english/markets/indices/topix/.  We are not incorporating by reference the website or any material it includes in this document.
TOPIX Composition and Maintenance
As of April 4, 2022, TOPIX was comprised of all domestic common stocks listed on the TSE First Section as of April 1, 2022 (the business day before the TSE market restructuring), excluding certain types of securities such as subscription warrant securities, preferred stock, and equity contribution securities. During the period from April 4, 2022 to January 31, 2025, constituent revisions will be carried out in stages as described further below.
TOPIX Calculation
TOPIX is a free-float adjusted market capitalization weighted index, which reflects movements in the market capitalization as measured from a base index value of 100 set on the base date of January 4, 1968. The discussion below describes the “price return” calculation of TOPIX.
JPXI calculates TOPIX by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value in Japanese yen divided by the base market value. The resulting value is rounded to the nearest one hundredth. The formula for calculating TOPIX value can be expressed as follows:
Index value = Base Index Value of 100 ×	Current free float adjusted market value
Base market value

The current free-float-adjusted market value is the sum of the products of the price times the number of free-float shares for each constituent stock.
The number of free-float shares for this calculation is the total number of listed shares multiplied by free-float weight ratio multiplied by the cap-adjustment ratio. The total number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ due to corporate actions. For example, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective. On the other hand, the number of listed shares for index calculation purposes will increase on the ex-rights date, leading these two numbers to be different for a brief period.
Free-float weight is the percentage of listed shares deemed to be available for trading in the market, and is calculated by JPXI for each constituent stock. Free-float weight is calculated by subtracting the quotient of non-free-float shares divided

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by listed shares from one. Free-float weight is reviewed in order to reflect the latest share ownership distribution. The timing of the free-float weight review varies depending on when earnings are announced. In addition to the periodic review, extraordinary reviews are conducted at JPXI’s discretion if free-float weight changes significantly due to events such as third-party allotment. JPXI estimates non-free-float shares using published materials such as securities reports. JPXI generally considers the following to be non-free float shares: shares held by the top ten major shareholders (with certain exceptions), treasury stocks, shares with limited voting rights as specified in Article 308(1) of the Companies Act, shares held by board members and other representatives, shares held by other listed companies for investment purposes other than pure investment, and other shares deemed by JPXI to be unavailable for trading in the market. Securities deemed to be held by individuals indicated in the section of the state of corporate governance, etc. in the securities report will not be included in the estimation of non-free-float shares.
The upper weighting limit for any one constituent of TOPIX is 10%. If an issue’s weight calculated by free-float adjusted market capitalization as of the last business day of every August is over the upper limit, a cap-adjustment ratio for adjustment of weight will be applied to said issue on the last business day of October. Even if the weight again exceeds the upper limit due to stock price movements or other reasons, the cap-adjustment ratio will not be changed until the last business day of the next October.
In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings, adjustments are made by JPXI to the base market value in order to maintain the continuity of TOPIX.
The adjusted base market value will equal the old base market value multiplied by the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.
The adjustment amount for the foregoing calculation is the product of the change (the increase or decrease) in the number of shares used for index calculation times the price of the shares used for the adjustment.
Inclusion or Removal of Constituents
Weighting Adjustments by Tradable Share Market Capitalization Criteria (only applicable from April 4, 2022 through January 31, 2025)
1.	Designation of “phased weighting reduction constituents”
I.	Of the constituents as of April 1, 2022, those that fall under both the following (a) and (b) will be designated as “phased weighting reduction constituents”:
a)
First decision: The constituent’s tradable share market capitalization is less then JPY 10 billion as of the “Notice on Whether the Listed Company is Meeting the Continued Listing Criteria for New Market Segments”, which has a base date of June 30, 2021, and

b)	Second decision: The constituent’s tradeable share market capitalization is less than JPY 10 billion at the end of the reporting period following the reporting period used in decision (a).
II.
Any constituent applying for listing on the First Section through an initial listing (excluding technical listings) or section transfer after the “first set of revisions pertaining to cash equity market restructuring” were implemented on November 1, 2020 will not be subject to designation as a phased weighting reduction constituent based on tradable share market capitalization.

2.	Adjustment to the weighting of phased weighting reduction constituents
I.
The weighting of phased weighting reduction constituents will be reduced in 10 stages on the last business day of every quarter starting on the last business day of October 2022 (October 31, 2022), and these constituents will be removed from the index on the last business day of January 2025.

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II.
Said adjustments to the weighting of phased weighting reduction constituents will be calculated by multiplying the free-float weight by the transition factor (which will decrease from 1.0 to 0 in increments of 0.1).

III.
In order to check whether there have been changes to the tradeable share market capitalization of each phased weighting reduction constituent, a re-evaluation will be conducted, using tradable share market capitalization as of the end of the reporting period following the reporting period used for the second decision in (i)(b). If the tradable share market capitalization of a constituent has reached JPY 10 billion or more but the annual traded value ratio of said constituent has not reached 0.2 at this point, the transition factor will no longer decrease as of the fifth stage (it will stay at 0.6, the same as the fourth stage). If the tradable share market capitalization and the annual traded value ratio of a constituent have reached JPY 10 billion or more and 0.2 or more respectively at this point, the transition factor shall be increased to 1 in increments of 0.1 from the fifth stage and said constituent will be removed from the list of phased weighting reduction constituents. The traded value ratio used for the re-evaluation in (ii) is calculated using the sum of monthly traded value ratios from September 2022 to August 2023. The monthly traded value ratio shall be calculated as follows: (Median of daily traded value in trading sessions at TSE multiplied by the number of business days in the month) divided by the free-float adjusted market capitalization as of the last business day of the month before the transition factor was applied.

Transition Schedule
Transition Stage	Index Revision Date	Transition Factor
1st	Last business day of October 2022	x0.9
2nd	Last business day of January 2023	x0.8
3rd	Last business day of April 2023	x0.7
4th	Last business day of July 2023	x0.6
Re-evaluation
5th	Last business day of October 2023	x0.5
6th	Last business day of January 2024	x0.4
7th	Last business day of April 2024	x0.3
8th	Last business day of July 2024	x0.2
9th	Last business day of October 2024	x0.1
10th (removed from TOPIX)	Last business day of January 2025	x0

Non-Periodic Removal
Constituents which are delisted (excluding cases where the stock lists on another TSE market immediately), designated as securities to be delisted, or designated as securities on alert shall be removed.

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If a constituent was designated as a security on alert as of the day of transition to the new market structure (April 4, 2022), said constituent was removed from TOPIX on the last business day of April 2022.
Non-Periodic Inclusion
Stocks which carry out initial listings (excluding technical listings) on or transfer to the Prime Market will be included in TOPIX on the last business day of the month following the month containing the listing date or transfer date.
In the event a constituent of TOPIX is delisted due to a stock transfer, stock swap, merger for creating a new company or demerger, and the newly created, surviving or succeeding company is listed without delay, JPXI will add the new company to the index.
In the event a constituent of TOPIX is delisted due to a stock swap or absorption-type merger, in which the surviving company or the parent company holding all shares of the constituent company is not a constituent of TOPIX, then JPXI will add the surviving company or the parent company to the index.
For issues that are removed from the index due to designation as securities on alert, but have had said designation cancelled as of the last business day of August 2023, if the company meets the same criteria as for the re-evaluation in “Adjustment to the weighting of phased weighting reduction constituents” above (i.e., tradeable share market capitalization of JPY 10 billion or more and annual traded value ratio of 0.2 or more), said company shall be added to TOPIX on the last business day of October 2023.
Dates of Constituent Inclusion and Removal
	Event Requiring Adjustment	Adjustment Date	Stock Price Used for Adjustment
Inclusion	New listing on the Prime Market.	Last business day of the month after such listing.	Stock price at the end of trading on the business day before adjustment date
Inclusion	New listing of a newly formed company resulting from a corporate consolidation, etc., that results in a TOPIX constituent being delisted and the new company being included in TOPIX.	New listing date. If the initial listing date falls on a holiday, it will be the following business day.	Base price
Inclusion	Delisting of a TOPIX constituent due to a stock swap or an absorption-type merger with a surviving stock that is not a TOPIX constituent, and the surviving stock is included in TOPIX.	Delisting date	Stock price at the end of trading on the business day before adjustment date
Inclusion	A company is transferred to the Prime Market.	Last business day of the month following such change.	Stock price at the end of trading on the business day before adjustment date

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Removal	New listing of a newly formed company resulting from a corporate consolidation, etc., that results in a TOPIX constituent being delisted and the new company being included in TOPIX.	Listing date of the newly formed company (normally two business days following delisting date).
Stock price at the end of trading on the business day before the delisting date. The stock price at the end of trading on the business day before the delisting date is used to calculate TOPIX for the period from the delisting date to the removal date.

Removal	A constituent is to be delisted due to a reason other than as described in the preceding scenario.	Delisting date	Stock price at the end of trading on the business day before adjustment date.
Removal	A constituent’s securities are designated to be delisted or designated as a security on alert.	Four business days after designation. If the designation date falls on a holiday, it will be the next business day.	Stock price at the end of trading on the business day before adjustment date.
Change in the Number of Shares
Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.
Event Requiring Adjustment	Adjustment Date	Stock Price Used for Adjustment
Change of free-float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Third-party allotment	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Capital increase through allotment to shareholders	Ex-rights date	Payment price per share
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred	Last business day of the month	Stock price at the end of trading on the

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shares	following conversion	business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Rights offering (limited to case where the allotted subscription warrant securities are listed; the case where the allotted subscription warrant securities are not listed is treated as “Exercise of subscription warrants”)
	Ex-rights date	Payment price per share
Sale of shares held by the Japanese government (Nippon Telegraph, Telephone and Japan Tobacco and Japan Post Holdings only)	Date determined by JPXI (generally the delivery date)	Stock price at the end of trading on the business day before adjustment date
Demerger (absorption-type)	Listing change date (the effective date)	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date
No adjustments will be made to the base market value in the case of a stock split, reverse stock split, or gratis allotment of shares (limited to cases where treasury stock is allotted).
Retroactive adjustments will not be made, even if the previously announced notice that resulted in an index adjustment is revised on the issuer’s report.
Where an event that is not specified in the rules of TOPIX occurs, or if JPXI decides that it is difficult to use its existing methods to calculate TOPIX, JPXI may use an alternate method of index calculation as it deems valid.

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License Agreement
We expect to enter into a license agreement with JPXI, in exchange for a fee, whereby we will be permitted to use TOPIX in connection with the offer and sale of the Notes. We are not affiliated with JPXI; the only relationship between JPXI and us is the licensing of the use of TOPIX and trademarks relating to TOPIX.
The Notes are not sponsored, endorsed or promoted by JPXI. No inference should be drawn from the information contained in this document that JPXI makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of TOPIX to track general stock market performance.
JPXI determines, composes and calculates TOPIX without regard to the Notes. JPXI has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating TOPIX. JPXI is not responsible for and has not participated in the determination of the terms, prices or amount of the Notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the Notes payable at the stated maturity date or upon redemption. JPXI has no obligation or liability in connection with the administration, marketing or trading of the Notes.
Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of TOPIX or any successor index. JPXI disclaims all responsibility for any errors or omissions in the calculation and dissemination of TOPIX or the manner in which TOPIX is applied in determining any initial index level or final index level or any amount payable upon maturity or redemption of the Notes.
TOPIX Index Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Index Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Index Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Index Value and TOPIX Marks or as to the figure at which TOPIX Index Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Index Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Index Value. No securities are in any way sponsored, endorsed or promoted by JPXI.  JPXI shall not bear any obligation to give an explanation of the Notes or an advice on investments to any purchaser of the Notes or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Notes, for calculation of TOPIX Index Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the Notes.

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FTSE® 100 Index (“UKX”)

The FTSE® 100 Index (the “UKX”) is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. It is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange Plc (the “Exchange”). Additional information on the UKX is available from the following website: www.ftserussell.com. Information on that website is not included or incorporated by reference in this document. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.

The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. FTSE divides the 100 companies included in the UKX into 20 sectors: Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Consumer Products & Services, Energy, Financial Services, Food, Beverages & Tobacco, Health Care, Industrial Goods & Services, Insurance, Media, Personal Care, Drug & Grocery Stores, Real Estate, Retailers, Technology, Telecommunications, Travel & Leisure and Utilities.

Index Composition and Selection Criteria

The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for price and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Advisory Committee (the “Committee”), meets quarterly to approve the constituents of the index. These meetings are held on the Wednesday before the first Friday in March, June, September and December. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiration of the ICE Futures Europe futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass price and liquidity screens before being included in the index. Additionally, a stock generally must have a minimum free float (as described below) of 25% if the issuing company is U.K. incorporated and greater than 50% if it is non-U.K. incorporated.

Price Screen — With regard to the price screen, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for U.K. blue chip securities).

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April in the current year. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues will become eligible for inclusion in the index at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the

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review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month since listing.

In addition, in order to be included in the UKX, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of this index that did not meet this requirement had until the September 2022 review to meet the requirement; otherwise they were required to be removed from the UKX.

Market Capitalization Ranking — Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only listed equity shares of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of listed equity, secondary lines will be included in the calculation of the market capitalization of the company based on the market price of that secondary line. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation — The UKX always contains 100 constituents. If a greater number of companies qualify to be inserted in the index than qualify to be removed, the lowest ranking constituents of the index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies of the FTSE All-Share Index that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Index Calculation

The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the index) will have a greater effect on the level of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).

The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the index.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. Investable market capitalization is full market capitalization adjust for free float restrictions and foreign ownership limits. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the lock-in expiry date occurring on or prior to the share and free float change information cut-off date, which is typically the Friday five weeks prior to effective date); shares held for publicly announced strategic reasons, including shares held

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by several holders acting in concert; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.

Index Maintenance

The UKX is reviewed quarterly for changes in free float. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final, typically after the close of the last trade date of the target company, with provision of appropriate notice. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than three percentage points above or below the existing rounded free float. Companies with a free float of 15% or below will not be subject to the three percentage points threshold and will be updated if the change is greater than one percentage point.

Where a UKX company is scheduled to be deleted after the periodic review changes have been announced but before they have been implemented, the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the UKX) is selected as the replacement company. However, if that replacement company is already scheduled to be added as part of the index review then the next highest-ranking company is selected as the replacement. (The FTSE All-Share Index is designed represent 98% of the full market capitalization of all companies which qualify as eligible for inclusion in the FTSE UK Index Series.)
Where a company being deleted is already due to be replaced in the UKX as part of the periodic review, it will be replaced by the largest company previously announced as a review addition to the index. In other words, the review addition will be brought forward and implemented concurrent with the intra-quarter deletion.

If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as UKX constituents, based on their respective full market capitalizations (before the application of any investability weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that has no available market price after 20 business days will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the UKX for two trading days and then be removed. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company as at the close of the index calculation two days prior to the deletion.

Capitalization Adjustments

A premium listed secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX. Warrants to purchase ordinary shares and convertible securities are not included in the UKX until the quarterly review after they have been exercised or converted.

Share Weighting Changes — For the purposes of computing the UKX, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for free float and share changes prior to the quarterly free-float and share changes cut-off date will be taken.

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If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Share and free float changes will be implemented outside of the quarterly update cycle if primary offerings of new shares or secondary offerings of existing shares results in (i) a $1 billion investable market capitalization change, or (ii) a 5% change in index shares and a $250 million investable market capitalization change. Typically, changes will be implemented after the close on the day that the subscription periods close. If discovery of the event occurs more than two days after the close of the subscription period, the changes will be deferred until the next quarterly review.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Share repurchase	Share weighting decreased	Yes
Bonus issued or stock split	Share weighting and share price adjusted according to the terms of the split	No

Rights Issues — A rights issue is where a company raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date—the ex-date. On this date, the price of the company’s underlying shares will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The share weighting of the company and index divisor are also adjusted to prevent the index falling in line with the reduction in the share price on the ex-date.

In the event that the market price is equal to or below the rights offer price at the close of business immediately before trading ex-dividend, no adjustments will be made. In this circumstance, any resulting new shares will only be added to the index weighting once the take-up proportion is known and together with any associated change to the company’s free float. If the rights issue is highly dilutive and the ratio is greater than ten to one, FTSE will include the new shares on a separate temporary line to reflect the market value of the right (together with a temporary line fixed at the value of the outstanding rights subscription price) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be merged into the existing share line. In the event the rights issue involves non-equity and the value of the right cannot be determined, there will be no adjustment to the parent stock on the ex-date. The rights line will be included in the index at a value of zero on the ex-date (with no inclusion of the cash call value). If the rights line trades, it will be deleted at the market price after two days. If it does not trade, it will be deleted at a value of zero.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when the index is being calculated, the index will be declared indicative (e.g., normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The Committee may exclude a security from the UKX should it consider that an “accurate and reliable” price is not available.

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FTSE will follow the steps set out in the FTSE Russell Index Recalculation Guidelines when determining whether an index or an index series should be recalculated and/or associated data products reissued as a result of an inaccuracy.
License Agreement
The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited (“FT”) and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said UKX stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated solely by FTSE. However, neither FTSE or the Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE or the Exchange or FT shall be under any obligation to advise any person of any error therein. “FTSE100” is a trademark of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE under license. “All-World” is a trademark of FTSE.

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The Swiss Market Index (the “SMI”)
The SMI:
•	was first launched with a base level of 1,500 as of June 30, 1988; and
•	is sponsored, calculated, published and disseminated by SIX Group Ltd. (the “index sponsor”).

The SMI is a price return free float market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange. The Index Team at the SIX Swiss Exchange is responsible for managing the SMI and is supported by an Index Commission (advisory board) that provides input on index-related matters, notably in connection with changes to the index rules and adjustments, inclusions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.
SMI Composition and Selection Criteria
The SMI is comprised of the 20 highest ranked stocks traded on the SIX Swiss Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the SIX Swiss Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the SIX Swiss Exchange may be included.
The ranking of each security is determined by a combination of the following criteria:
•
average free-float market capitalization over the last 12-month period (compared to the total capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the SMI), and

•	cumulated order book turnover over the last 12-month period (compared to the total turnover of the Swiss Performance Index).
The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12-month period, the cumulated order book turnover is extrapolated and excludes the first five trading days after listing. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulated order book turnover over the last 12-month period are also published as of the cut off dates of March 31, September 30 and December 31.
The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. After that, new components are added based on the highest rank until 20 components have been reached.
If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the SMI unless it satisfies an additional liquidity criteria. For this purpose, all the components of the Swiss Performance Index are ranked based on their cumulated order book turnover over the last 12-month period relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated order book turnover over the last 12-month period in order to be selected for the SMI, and if it ranks 23 or lower, it will be automatically excluded from the SMI.
Maintenance of the SMI
Constituent Changes. In the case of major market changes as a result of corporate actions, the Swiss Index Committee can decide at the request of the Index Commission that a security should be admitted to the SMI outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the index at the next upcoming ordinary index review on the third Friday in March, June, September and December, with a notice period of

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at least five trading days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the index on the effective date of the delisting. Similarly, an index component which no longer meets the criteria for remaining in the SMI due to a pending takeover may be excluded from the index ahead of time. If a company is removed before the ordinary index review, it will be replaced by the highest ranked candidate on the selection list which is not yet part of the index in order to maintain 20 components.
Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float market capitalization, subject to the capping factor, as described below. Free float market capitalization is equal to the share price multiplied by the number of shares multiplied by the free float factor. The number of shares is the number of shares in circulation. They constitute the total share capital, which is fully subscribed and fully or partially paid in and registered in the Commercial Register. The capital in circulation does not include conditional or authorized capital.
The free float factor represents the relative proportion of the number of shares that are not in fixed ownership and are therefore freely tradable. The free float factor is only calculated for shares with voting rights. Substantial shares that reach or exceed the threshold of 5% and are in fixed ownership are deducted from the market capitalization. Shares that meet the following conditions are considered to be in fixed ownership:
•	Shares held by individual persons or groups of persons bound by a shareholders’ agreement.
•	Shares held by individual persons or groups of persons who, according to publicly known facts, have a long-term interest in the company.
Irrespective of the above provisions, shares held by the groups listed below are counted as free float:
•	Administrators
•	Trustees
•	Investment fund companies
•	Pension funds
•	Investment companies
If a person or a group of persons cannot be clearly classified due to their area of activity or the lack of important information, the index sponsor will assess them at its own discretion.
For the calculation of the number of shares in fixed ownership, the SIX Swiss Exchange may use reports submitted to it as well as data gained from issuer surveys that it conducts itself.
If an issuer has listed different categories of shares, these are considered separately when calculating the free float factor.
The number of shares and the free float factors are adjusted after the close of trading on the third Friday of each March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes before the adjustment date, so the definite new securities are announced five trading days before implementation.
In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, extraordinary corporate actions may lead to an adjustment of the number of shares or the free float factor outside of the ordinary index review if:
•	The corporate action leads to an adjustment of the number of shares of at least 10%
•	The corporate action leads to an adjustment of the free float factor of at least 5%
Such an adjustment takes effect after a notification period of two trading days based on the information available.
Capped Weightings and Intra-Quarter Breaches. The weight of each index component is reset on a quarterly basis and is equal to its free float market capitalization, which is the number of shares of such index component multiplied by its free float factor, subject to a capping factor that limits the weight of an index constituent to 18% at each ordinary index review. The capping factor of an index constituent with a pro forma weight in the index (i.e., before the application of the capping factor) less than or equal to 18% based on its free float market capitalization is equal to 1 (i.e., the capping factor does not modify the pro forma weight of the index constituent). The capping factor of an index constituent with a pro forma weight in the index greater than 18% based on its free float market capitalization is equal to (a) 18% divided by (b) its pro forma weight in the index. The excess weight (the difference of the pro forma weight minus the capped weight) is distributed proportionally across the other index constituents. The index constituents are also capped to 18% between two ordinary

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index reviews as soon as two index components each exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the trading, the new capping factors are implemented after the close of the following trading day so that the weight of each such index component does not exceed 18% effective after the close of the following trading day. If an issuer is represented in the SMI by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.
Calculation of the SMI
The index sponsor calculates the SMI using the “Laspeyres formula,” which is a formula that measures the change in value of a basket of goods relative to its initial value. The formula for calculating the index value can be expressed as follows:
SMI =	Free Float Market Capitalization of the SMI Divisor

The “free float market capitalization of the SMI” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any SMI component stock price is unavailable on any trading day, the index sponsor will use the last available price for such index component. Only prices from the SIX Swiss Exchange’s electronic order book are used in calculating the SMI.
Divisor Value and Adjustments
The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events.
Below are common corporate events and their impact on the divisor of the index.
Event	Divisor Change?
Regular cash dividend	No
Share split	No
Rights issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.

Merger & Acquisition Activities

Mergers and acquisitions are corporate actions in which the ownership structure of one or more companies is changed. This may result in the disappearance of the companies involved (delisting) and in the formation of a new company (merger) or the integration of one company into the other (acquisition). The corporate action may lead to a new listing or a delisting, resulting in an adjustment of the index composition. In both cases, a change in the number of shares or the free float factor of the companies involved is possible, which may also lead to an adjustment outside the regular review cycle. Such an adjustment will take effect on the basis of the interim and final results and considering a notice period of two trading days.

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Spinoff
A spinoff occurs when a company sells parts of its business into a new company and lists its shares. The shares of this newly formed company are equally distributed to the shareholders of the existing company. Therefore, a spinoff is generally treated like an extraordinary payment. However, no market price is available on the ex-date of the spinoff. In order to obtain such a market price, the spun off company is added to the index with a reference price during the ex-date, meaning that the number of index components is temporarily increased by one. The index adjustments to market value are made on the trading day following the ex-date based on the closing price on the ex-date.
License Agreement
The Notes are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange Ltd and the SIX Swiss Exchange Ltd makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Swiss Market Index and/or the figure at which the Swiss Market Index stands at any particular time on any particular day or otherwise. However, the SIX Swiss Exchange Ltd shall not be liable (whether in negligence or otherwise) to any person for any error in the Swiss Market Index and the SIX Swiss Exchange Ltd shall not be under any obligation to advise any person of any error therein.
® SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange Ltd. Their use is subject to a license.

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Historical Information
The graph below sets forth the information relating to the historical performance of each Basket Component for the period from January 1, 2014 through March 4, 2024.
We obtained the information regarding the historical performance of the Basket Components in the graphs below from Bloomberg Financial Markets, without independent investigation.

SX5E
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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TPX

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
UKX

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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SMI

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes (for example, upon a Basket Component rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Basket Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on March 7, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

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STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

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VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

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